CLASS A-2 NOTE PURCHASE AGREEMENT

dated as of April 18, 2006

among

MCG COMMERCIAL LOAN TRUST 2006-1,

as the Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Class A-2 Note Agent

and

THE CLASS A-2 HOLDERS PARTY HERETO

EXECUTION COPY

ARTICLE 1	– DEFINITIONS	1
1.01.	Defined Terms	1
1.02.	Terms Generally	6

ARTICLE 2	– Purchase, sale and delivery	7
2.01.	Purchase, Sale and Delivery	7

ARTICLE 3	– THE COMMITMENTS	7
3.01.	Commitments	7
3.02.	Advances and Borrowings	8
3.03.	Requests for Borrowings	8
3.04.	Funding of Borrowings	9
3.05.	Termination and Reduction of Class A-2 Commitments	9
3.06.	Note Register; Reports	9
3.07.	Class A-2 Prepayments	10
3.08.	Class A-2 Commitment Fee; Class A-2 Increased Costs; Class A-2 Breakage Costs	10

ARTICLE 4	– REPRESENTATIONS AND WARRANTIES; RATING CRITERIA	12
4.01.	Representations and Warranties	12
4.02.	Several Representations and Covenants of Each Holder and Each Committed Liquidity Provider	13
4.03.	Rating Criteria Failure; Borrowing Defaults	14

ARTICLE 5	– CONDITIONS	15
5.01.	Closing Date Conditions	15
5.02.	Conditions to Advances	16
5.03.	Obligations Unconditional	16

ARTICLE 6	– THE CLASS A-2 NOTE AGENT	16
6.01.	Appointment	16
6.02.	Certain Duties and Responsibilities	17
6.03.	Compensation	18
6.04.	Resignation and Removal; Appointment of a Successor	19
6.05.	Acceptance of Appointment by Successor	20

ARTICLE 7	– MISCELLANEOUS	20
7.01.	Notices	20

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7.02.	Waivers; Amendments	21
7.03.	Successors and Assigns	21
7.04.	Survival	24
7.05.	Counterparts; Integration; Effectiveness	24
7.06.	Severability	25
7.07.	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial Right	25
7.08.	Benefits of Indenture and this Agreement	26
7.09.	Headings	26
7.10.	No Proceedings	26
7.11.	Recourse Against Certain Parties	26
7.12.	Non-Petition; Non-Recourse Obligations	27
7.13.	Disclosure	27
7.14.	[Reserved]	28
7.15.	Intent	28

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CLASS A-2 NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or modified from time to time, this “Agreement”) dated as of April 18, 2006 among:

MCG COMMERCIAL LOAN TRUST 2006-1, a statutory trust organized under the laws of the State of Delaware (together with its successors and assigns, the “Issuer”);

The HOLDERS (as such term is defined below) party hereto; and

WELLS FARGO BANK, NATIONAL ASSOCIATION a national banking association, as agent for the Issuer from time to time of the Class A-2 Notes (together with its successors in such capacity, the “Class A-2 Note Agent”).

WHEREAS, the Issuer and Wells Fargo Bank, National Association, as the Trustee (together with its successors in such capacity, the “Trustee”) are party to an Indenture dated as of April 18, 2006 (as modified and supplemented and in effect from time to time, the “Indenture”) pursuant to which the Issuer has authorized and issued, among other Classes of Notes, $50,000,000 Class A-2 First Priority Senior Revolving Notes Due 2018;

WHEREAS, the Issuer, the Class A-2 Note Agent and the Holders from time to time of the Class A-2 Notes issued under the Indenture wish to evidence certain agreements relating to, among other things, the right of the Issuer (at the direction of the Collateral Manager) to borrow, repay and re-borrow amounts under the Class A-2 Notes and the appointment of the Class A-2 Note Agent as agent for the Issuer, all as provided in this Agreement and in the Indenture; and

WHEREAS, the Issuer has, under and in accordance with the terms of the Indenture, Granted to the Trustee, for the benefit and security of the Secured Parties, all of the Issuer’s right, title and interest in, to and under this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 – DEFINITIONS

1.01.	Defined Terms

Terms used but not defined herein have the respective meanings given to such terms in the Indenture. In addition, as used in this Agreement, the following terms have the meanings specified below:

“Advances” means the advances made to the Issuer by the Holders or by one or more Liquidity Providers pursuant to Section 3.01 or Section 7.03(e), as the case may be, in respect of the Class A-2 Notes.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Holder and an assignee of such Holder (including its Committed Liquidity Provider, as applicable) and delivered to the Class A-2 Note Agent on behalf of the Issuer, substantially in the form of Exhibit A or any other form reasonably approved by the Collateral Manager.

“Borrowing” has the meaning specified in Section 3.01.

“Borrowing Request” has the meaning specified in Section 3.03.

“Break Funding Event” has the meaning specified in Section 3.08(d).

“Business Day”: (1) Any day other than Saturday, Sunday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City or the city of the principal Corporate Trust Office of the Trustee or, in the case of the final payment of principal of a Note, the place of presentation of such Note or (2) for the purpose of (i) calculating the Note Interest Rate (including the determination of LIBOR Determination Dates) for the Notes, (ii) effecting a prepayment in respect of, or delivering a Borrowing request in connection with a Borrowing under, the Class A-2 Notes and (iii) delivering a notice of the Issuer’s intention to effect a Draw under the Class A-3 Notes, any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market and in New York City. To the extent action is required of the Paying Agent in Ireland, Dublin, Ireland shall be considered in determining Business Day for purposes of determining when such Paying Agent action is required.

“Change in Law” means with respect to any Person:

(a) any change after the date of this Agreement in (or the adoption or commencement of effectiveness of) any:

(i) United States federal or state law or foreign law applicable to such Person;

(ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such person made by (A) any court or government authority charged with the interpretations or administration of any law referred to in clause (a) (i) or (B) any fiscal, monetary or other authority having jurisdiction over such Person; or

(iii) the issuance of any change in accounting standards or the issuance of any other pronouncement, release or interpretation of such accounting standards after the date hereof, whether or not having the force of law (it being understood that the issuance of Interpretation No. 46 by the Financial Accounting Standards Board is excluded from such term); or

(b) any change after the date of this Agreement in the application to such Person of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clauses (a)(i), (a)(ii) or (a)(iii) above, which change has been instigated or communicated by the court, governmental authority or other Person charged with the interpretation and/application of such existing law, regulation, interpretation, directive, requirement, request or accounting principles.

“Class A-2 Borrowing Conditions”: The following conditions, all of which must be satisfied prior to any Borrowing:

(1) during the period prior to the first Payment Date, the Issuer may not request more than two separate Borrowings in any calendar week;

(2) the proceeds of such Borrowing will be applied to a Class A-2 Note Permitted Use;

(3) in no event may the Aggregate Principal Amount of the Class A-2 Notes at any time exceed the aggregate amount of Class A-2 Commitments;

(4) each Common Prepayment/Borrowing Condition is satisfied on and as of such Borrowing Date (both before and after giving effect to such Borrowing); and

(5) the Issuer has delivered a Borrowing request to the Class A-2 Note Agent (with a copy to each Holder of Class A-2 Notes) not less than one Business Day before the proposed Borrowing Date; provided that if such request is delivered less than three Business Days before the proposed Borrowing Date, the Alternate Base Rate will apply with respect to such Borrowing Date to the date which is three Business Days after such Borrowing request is delivered.

“Class A-2 Breakage Costs” has the meaning specified in Section 3.08(d).

“Class A-2 Commitment Fee”: A commitment fee payable at a per annum rate equal to 0.20% on the Aggregate Undrawn Amount of the Commitments.

“Class A-2 Commitment Fee Amount”: With respect to the Class A-2 Notes as of any Payment Date, the sum of (a) the aggregate amount of Class A-2 Commitment Fee accrued during the related Due Period plus (b) any Class A-2 Commitment Fee Amount due but not paid on any prior Payment Date plus (c) any Defaulted Interest in respect of any Class A-2 Commitment Fee Amount due but not paid on any prior Payment Date (which Defaulted Interest shall accrue at the Note Interest Rate for the Class A-2 Notes).

“Class A-2 Commitment Period”: The period starting on and including the Closing Date and ending on and excluding the date upon which the Commitments have been reduced to zero and the Issuer is not permitted under the Class A-2 Note Purchase Agreements to request any further Borrowing.

“Class A-2 Commitment Reduction”: Has the meaning given in Section 9.02 of the Indenture.

“Class A-2 Funding Event”: Prepayment of the Class A-2 Notes as permitted under the Class A-2 Note Purchase Agreements or any Borrowing under the Class A-2 Notes.

“Class A-2 Holder Collateral Account”: The Securities Account designated the Class A-2 Holder Collateral Account and established in the name of the Trustee pursuant to Section 10.02(i) of the Indenture.

“Class A-2 Increased Costs” has the meaning specified in Section 3.08(b).

“Class A-2 Note Agent Fee”: The quarterly fee payable to the Class A-2 Note Agent under the Class A-2 Note Purchase Agreements, which shall be included in and deemed paid in full for any Payment Date upon payment to the Trustee of the Trustee Fee payable for such Payment Date; provided that the Class A-2 Note Agent Fee will be payable on each Payment Date only to the extent that funds are available for such purpose in accordance with the Priority of Payments.

“Class A-2 Note Permitted Use”: Each of the following is a Class A-2 Note Permitted Use: (a) during the Initial Investment Period, to acquire Additional Collateral Debt Obligations, (b) during the Reinvestment Period, to acquire Substitute Collateral Debt Obligations (and, to the extent necessary, after the Reinvestment Period to acquire Substitute Collateral Debt Obligations pursuant to commitments by the Issuer to purchase such Substitute Collateral Debt Obligations made during the Reinvestment Period), and (c) at any time, to fund or provide for funding of Exposure Amounts under Delayed Draw Collateral Debt Obligations and Revolving Collateral Debt Obligations.

“Class A-2 Note Register”: The meaning specified in Section 2.05(a) of the Indenture.

“Class A-2 Prepayment Conditions”: Has the meaning specified in Section 9.01(d) of the Indenture.

“Commitment” means the maximum aggregate principal amount of Advances (whether at the time funded or unfunded) that a Holder of Class A-2 Notes is obligated to make to the Issuer from time to time during the Commitment Period under its Class A-2 Note Purchase Agreement.

“Commitment Period” means the period from and including the Closing Date to but excluding the earlier to occur of (a) the date on which the Commitments have been reduced to zero as described in Section 3.05 and (b) the Stated Maturity Date of the Class A-2 Notes.

“Committed Liquidity Provider” has the meaning specified in Section 7.03(f).

“CP Conduit” means a limited-purpose entity established to issue commercial paper notes, and any Holder which is a CP Conduit shall be identified as such in this Agreement.

“Defaulting Holder” has the meaning specified in Section 4.03(b).

“Finance Charges” means Interest (including Defaulted Interest, if any) in respect of the Class A-2 Notes, together with the Class A-2 Commitment Fee Amount and Class A-2 Breakage Costs (if any) with respect thereto, in each case to the extent payable as described herein.

“Funding Entity” has the meaning specified in Section 3.08(b).

“Holder” means each Initial Holder and any other Person that shall have become a Holder of a Class A-2 Note pursuant to a transfer of Class A-2 Notes in accordance with Section 7.03 (other than any such Person that ceases to be a party hereto pursuant to a transfer of all of its Class A-2 Notes to another Person pursuant to Section 7.03).

“Holder Subaccount Termination Date” means, with respect to any Holder that (i) has deposited cash into a Holder Subaccount pursuant to Section 4.03(a) or (ii) has had payments deposited into a Holder Subaccount pursuant to Section 4.03(b), the earliest to occur of (a) the assignment by such Holder of all of its rights and obligations pursuant to Section 4.03(a), (b) in the case of a Holder described in clause (i) above, delivery by the Holder of a certification in writing that such Holder satisfies the Rating Criteria to the Issuer, the Class A-2 Note Agent, the Trustee and each Rating Agency, such certification to include a letter from each Rating Agency establishing such ratings upgrade or such other evidence as shall be reasonably satisfactory to the Issuer and (c) the end of the Commitment Period.

“Indemnified Person” has the meaning specified in Section 6.03(a)(iii).

“Initial Holder” means an initial Holder of Class A-2 Notes listed on Schedule 3.01 under the caption “INITIAL HOLDERS”.

“Losses” has the meaning specified in Section 6.03(a)(iii).

“Maximum Class A-2 Commitment” means $50,000,000.

“Qualified Securitization Pledge” means, with respect to any Holder of a Class A-2 Note that is a CP Conduit and indicates that it will make a Qualified Securitization Pledge on Schedule 3.01 to this Agreement (in the case of any Initial Holder) or in the Assignment and Acceptance delivered by it with respect to the interests of a Holder of a Class A-2 Note, a bona fide pledge by such Holder of its right, title and interest in and to any Class A-2 Note pursuant to its program collateral or security agreement with a collateral agent to secure obligations owing by such Holder to such Holder’s Liquidity Providers, debt holders or other creditors, but only:

(1) if such pledge would not (in the reasonable judgment of the Holder (to which the Issuer does not reasonably object)) (A) have the effect of requiring the Issuer or the pool of Collateral to register as an investment company under the Investment Company Act; (B) adversely affect the Issuer’s ability to use the exception provided for by Section 3(c)(7) of the Investment Company Act; (C) subject the Issuer or the Notes to the registration requirements of the Securities Act; (D) result in a non-exempt prohibited transaction under ERISA or the Code, or a violation of provisions of federal, state, local, non-U.S. or other laws or regulations that are substantively similar thereto; or (E) cause the Issuer to be an association or a publicly traded partnership or otherwise be taxable as a corporation for U.S. federal income tax purposes; and

(2) if such Holder from time to time delivers to the Issuer, the Collateral Manager and the Trustee such information concerning such Holder, such collateral agent and such Liquidity Providers, debt holders or other creditors as the Issuer or the Collateral Manager may reasonably request in order for the Issuer to determine whether it objects to the Holder’s conclusion referred to in clause (1) above;

provided that, upon any foreclosure action in respect of any such pledge and any related purported transfer of legal or beneficial ownership of such Class A-2 Note or any right, title or interest therein, any such purported transfer will be considered to be a “transfer” of such Class A-2 Note (or such right, title or interest) for all purposes of the Indenture.

“Rating Criteria”: The Rating Criteria under the Class A-2 Note Purchase Agreements and the Class A-3 Note Purchase Agreements, which will be satisfied with respect to any Person as of any specified date if: (a) (i) the short-term debt, deposits or similar obligations of such Person (or subject to Ratings Confirmation, of a guarantor of such Person) are on such date rated “P-1” by Moody’s and at least “A-1” by S&P, and (ii) if such Person is a conduit holding Class A-2 Notes or Class A-3 Notes, as applicable, such Person is then entitled under a Liquidity Facility to borrow loans (or, in any manner, otherwise obtain funds) from, or sell assets to, one or more Liquidity Providers provided the short-term debt, deposits or similar obligations of each such Liquidity Provider are on such date rated “P-1” by Moody’s (and, if so rated by Moody’s, such rating is not on watch for possible downgrade) and at least “A-1” by S&P; (b) in connection with a Person becoming a Defaulting Holder (as defined in the respective Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement) if such Person is a Holder of Class A-2 Notes or a Holder of Class A-3 Notes, such Person, in order to secure its obligation to make advances under the Class A-2 Note Purchase Agreements or the Class A-3 Note Purchase Agreements, as applicable, has deposited cash with the Trustee in an aggregate amount equal to the full amount of such Noteholder’s unfunded Class A-2 Commitment or Class A-3 Commitment, as applicable, or (c) in connection with a Person making a Downgrade Advance (as defined in the respective Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement) if such Person is a Holder of Class A-2 Notes or a Holder of Class A-3 Notes, such Person (x) has transferred all of its rights and obligations in respect of the Class A-2 Notes or Class A-3 Notes, respectively, to another entity that meets the Rating Criteria, (y) subject to Ratings Confirmation, has its funding obligations guaranteed by another entity meeting the Ratings Criteria, or (z) made a Downgrade Advance (as defined in the respective Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement).

“Unfunded Commitment” means, at any time, the unutilized portion of a Holder’s Commitment available for borrowing by the Issuer.

1.02.	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE 2 – PURCHASE, SALE AND DELIVERY

2.01.	Purchase, Sale and Delivery

On the basis of, and subject to, the representations, warranties and agreements contained herein, the Initial Holder agrees to acquire from the Issuer $50,000,000 in original principal amount of Class A-2 Notes. Upon delivery by the Issuer to the Class A-2 Note Agent or its designee of the Class A-2 Notes duly executed by the Issuer and authenticated by the Authenticating Agent, the Initial Holder shall be deemed to have acquired its Class A-2 Notes.

ARTICLE 3 – THE COMMITMENTS

3.01.	Commitments

(a) Subject to the terms and conditions set forth herein, each Holder and any Liquidity Provider with respect to such Holder agrees to make Advances (the aggregate of all contemporaneous Advances by the Holders shall constitute a “Borrowing”) to the Issuer from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Holder’s Commitment; provided that (i) the Aggregate Drawn Amount of the Class A-2 Notes shall in no event exceed the Maximum Class A-2 Commitment and (ii) the Aggregate Drawn Amount of Advances of any one Holder hereunder at any one time outstanding shall in no event exceed such Holder’s Commitment.

(b) Notwithstanding the foregoing but subject to the foregoing provisos and to Section 7.03(f):

(i) no Holder that enters into a Liquidity Facility that is subject to Section 7.03(f) (other than a Holder that is maintaining a Holder Subaccount as provided in Section 4.03(a), who shall be so obligated to the extent of funds then on deposit therein) shall be obligated to make any Advance to the Issuer with respect to any Class A-2 Note, except to the extent that such Holder has received funds from its financing arrangements in place with respect to the Class A-2 Notes (including such Liquidity Facility) which may (consistent with such financing arrangements) be used to make such Advance;

(ii) any such Holder referred to in clause (i) above, subject to the terms and conditions set forth herein, may, in its sole discretion, make Advances to the Issuer from time to time during the Commitment Period in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Holder’s Commitment (as provided in the definition of such term); and

(iii) any such Holder referred to in clause (i) above shall enforce all of its material rights under such Liquidity Facility from time to time to assure that, to the fullest extent possible consistent with such Liquidity Facility, such Holder shall have funds available to make Advances hereunder in a timely manner.

Within the foregoing limits and subject to the terms and conditions set forth herein and in the Indenture, the Issuer (at the direction of the Collateral Manager) may borrow, repay and re-borrow Advances.

3.02.	Advances and Borrowings

(a) Each Advance shall be made as part of a Borrowing consisting of Advances made by the Holders ratably in accordance with the amounts of their respective Unfunded Commitments. The failure of any Holder to make any Advance required shall not relieve any other Holder of its obligations hereunder; provided that the Commitments are several and no Holder shall be responsible for any other Holder’s failure to make Advances as so required. No Advance may be made if, after giving effect thereto and to any other Borrowing Request given and pending, the aggregate outstanding principal amount of all Advances would exceed the aggregate amount of the Commitments.

(b) The aggregate principal amount of each Advance made in respect of any Borrowing shall be at least $500,000 (and integral multiples of $1,000) or, if the aggregate undrawn amount is less than such required threshold, such lesser amount, provided that if any amount is outstanding under a Class A-2 Note, such outstanding amount shall be at least $500,000.

3.03.	Requests for Borrowings

To request a Borrowing, the Issuer (or the Collateral Manager on behalf of the Issuer) shall notify the Class A-2 Note Agent (with a copy to the Trustee) (each such notice, a “Borrowing Request”) of such request by facsimile not later than 10:00 a.m. (New York City time), on the Business Day before the date of the proposed Borrowing; provided that if such request is delivered less than three Business Days prior to the proposed Borrowing Date, the Alternate Base Rate will apply with respect to such Borrowing for the period from such Borrowing Date to the date which is three Business Days after such Borrowing request is delivered. Each such facsimile Borrowing Request shall be irrevocable and shall be confirmed promptly by mailing of the original by first class mail, postage prepaid or hand delivery to the Class A-2 Note Agent (with a copy to the Trustee) of a written Borrowing Request in the form of Exhibit B hereto and signed by the Issuer (or the Collateral Manager on behalf of the Issuer). Each such Borrowing Request shall specify the following information:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) a representation that all of the conditions precedent to such Borrowing (whether set forth herein or in the Indenture) have been satisfied; and

(d) the total amount of the outstanding Borrowings and the Aggregate Undrawn Amount, before and after giving effect to the requested Borrowing.

Promptly following receipt of a Borrowing Request (and in no event later than 1:00 p.m. (New York City time), on the date of receipt of a Borrowing Request for a Borrowing, the Class

A-2 Note Agent shall forward (by facsimile or electronic messaging system) to each Holder (including its Committed Liquidity Provider, as applicable) (with a copy to the Trustee) a copy of such Borrowing Request and of the amount of such Holder’s Advance to be made as part of the requested Borrowing. Any Borrowing Request received after 11:00 a.m. (New York City time) on any Business Day or on a day which is not a Business Day shall be deemed to be a Borrowing Request received at 9:00 a.m. on the next Business Day and to be funded by the Holders of Class A-2 Notes on the Business Day following the date such Borrowing Request is deemed received.

3.04.	Funding of Borrowings

Subject to Sections 3.01, 3.03, 4.03(a), 5.01, 5.02 and 5.03, each Holder shall make each Advance to be made by it hereunder by wire transfer in immediately available funds by 1:00 p.m. (New York City time) on the Business Day specified in the Borrowing Request to the account designated by the Collateral Manager on behalf of the Issuer for such purpose by notice to the Holders, which shall initially be the Exposure Reserve Account. The Holder as shown in the Class A-2 Note Register shall be solely responsible for the funding of its Advance unless, prior to a Borrowing Request, the Holder has delivered to the Trustee and the Class A-2 Note Agent an Assignment and Acceptance.

3.05.	Termination and Reduction of Class A-2 Commitments

(a) The Commitments shall terminate at the close of business (New York City time) on the last day of the Commitment Period.

(b) The aggregate amount of the Commitments shall be subject to reduction from time to time as provided in Section 9.02 of the Indenture.

(c) Each reduction of the Commitments shall be made ratably among the Holders in accordance with the amounts of their respective Commitments. No termination or reduction of the Commitments shall be effected except as provided in Section 9.02 of the Indenture.

3.06.	Note Register; Reports

(a) All Advances made by a Holder shall be evidenced by the Class A-2 Note of such Holder and shall be governed by and subject to this Agreement and the Indenture. As set forth in the Indenture, the Note Registrar shall keep the Class A-2 Note Register in which shall be maintained records of the Commitment of each Holder, the aggregate principal amount of Advances from time to time outstanding in respect of each Class A-2 Note, a copy of each Assignment and Acceptance delivered to the Trustee pursuant to Section 7.03(b) and a copy of each Assignment and Acceptance delivered to the Trustee pursuant to Section 7.03(f). The Class A-2 Note Agent will, promptly following the request from the Trustee, provide such information to the Trustee regarding the date and amount of each Advance and any other information pertinent to the performance by the Trustee of its duties under the Indenture as the Trustee may reasonably request.

(b) On each Calculation Date and at any time promptly following a request therefor by the Collateral Manager, the Note Registrar shall provide the Issuer and the Collateral

Manager with a report specifying the aggregate principal amount of Advances outstanding in respect of each Class A-2 Note and the Commitment of the related Holder (as of such Calculation Date).

3.07.	Class A-2 Prepayments

The Class A-2 Notes may be prepaid from time to time to the extent payments are either required or permitted to be made under the Indenture, including pursuant to the Priority of Payments. During the Reinvestment Period, so long as the Class A-2 Prepayment Conditions are satisfied, the Class A-2 Notes may be prepaid on any Business Day at the option of the Issuer upon the written direction of the Collateral Manager as set forth in Section 9.01(d) of the Indenture. Unless otherwise stated in Section 9.02 of the Indenture, a Prepayment will not result in a reduction of the aggregate Commitments and such amounts may be re-borrowed in accordance with the Indenture.

3.08.	Class A-2 Commitment Fee; Class A-2 Increased Costs; Class A-2 Breakage Costs

(a) The Issuer hereby acknowledges its obligation to pay to each Holder its pro rata portion of the Class A-2 Commitment Fee in accordance with the Priority of Payments set forth in the Indenture. The Issuer shall also pay the Class A-2 Breakage Costs and Class A-2 Increased Costs from time to time as provided in the Indenture.

(b) Class A-2 Increased Costs shall be payable by the Issuer from time to time as provided in the Indenture. No Class A-2 Increased Costs shall be payable to any Holder or Liquidity Provider (each, a “Funding Entity”) on any Payment Date unless such Funding Entity has delivered to the Class A-2 Note Agent, the Issuer and the Trustee on or prior to the related Determination Date a certificate setting forth the amount necessary to compensate such Funding Entity for (i) any increase in the cost to a Funding Entity of making or maintaining any loan or asset purchase under this Agreement or the related Liquidity Facility (or of maintaining its obligation to make any such loan or asset purchase) resulting from a Change in Law applicable to such Funding Entity, (ii) any reduction in any amount received or receivable by a Funding Entity under this Agreement or the related Liquidity Facility resulting from a Change in Law applicable to such Funding Entity or (iii) any reduction in the rate of return on the capital of a Funding Entity or its parent/holding company resulting from a Change in Law applicable to such Funding Entity or parent/holding company to a level below that which such Funding Entity or bank holding company could have achieved but for such Change in Law (such amounts, “Class A-2 Increased Costs”). Failure or delay on the part of any Funding Entity to demand compensation pursuant to this Section shall not constitute a waiver of such Funding Entity’s right to demand such compensation; provided that the Issuer shall not be required to compensate a Funding Entity pursuant to this Section for any such increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Funding Entity has actual knowledge of the Change in Law giving rise to such increased costs or reductions and (y) the date on which the applicable Funding Entity should, in the exercise of reasonable care, have had knowledge of the Change in Law giving rise to such increased costs or reductions; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof. Each Holder agrees to use reasonable efforts (including, without limitation, a reasonable effort to change its applicable funding office or to transfer its affected interest to an Affiliate of such Holder) to avoid, or minimize the amount of, any demand for payment from the Issuer under this Section 3.08 unless such efforts would, in such Holder’s judgment, be disadvantageous to such Holder (as reasonably determined by such Holder in good faith).

(c) If the Issuer is required to pay Class A-2 Increased Costs to any Funding Entity under Section 3.08(b), the Collateral Manager on behalf of the Issuer, in the Collateral Manager’s sole discretion, may require such Funding Entity to transfer or assign, in whole or in part, without recourse (in accordance with Section 7.03), all or part of its interests, rights and obligations under such Funding Entity’s Class A-2 Notes to another Person (provided that the Issuer identifies a Person that would otherwise be eligible under the terms of this Agreement to purchase such Class A-2 Notes and is ready, willing and able to be an assignee with respect thereto) which shall assume such assigned obligations (which assignee may be another Funding Entity, if such assignee accepts such assignment); provided that (i) the assignee has paid to such Funding Entity in immediately available funds a price not less than the aggregate Outstanding principal amount of Advances made by such Funding Entity plus accrued and unpaid Finance Charges on or with respect thereto, (ii) such assignment does not conflict with any law, rule, regulation or order of any governmental authority and (iii) such assignor Funding Entity is indemnified by the Issuer for any cost, expense, or other liabilities (but excluding loss of profits) incurred as a result of any action taken pursuant to this Section 3.08(c). The reasonable expense of any such transfer or assignment shall be borne by the Issuer and shall be paid only to the extent funds are available therefor in accordance with the Priority of Payments.

(d) If the Issuer (a) prepays any Class A-2 Note on a day other than a Payment Date (whether in connection with a Prepayment, due to acceleration or otherwise), (b) prepays any Class A-2 Note on a Payment Date and the Holder has not received at least 3 Business Days’ prior written notice as to the amount of such prepayment or (c) fails to effect a Borrowing on the scheduled date therefor after having submitted a Borrowing Request to the Class A-2 Note Agent in accordance with Section 3.03 (each such prepayment or failed Borrowing, a “Break Funding Event”), then the Issuer shall compensate each affected Holder for any loss, cost and expense incurred by such Holder as a result of such Break Funding Event. The loss to any Holder attributable to any such Break Funding Event (such amounts, “Class A-2 Breakage Costs”) shall be deemed to be an amount determined by such Class A-2 Holder to be equal to (i) the excess (if any) of (A) such Holder’s cost of funding the principal amount of such Prepayment or reduction (or failed Borrowing), for the period from the date of such Break Funding Event to but excluding the next Payment Date over (B) the amount of interest obtainable by such Holder upon the redeployment (in deposits with leading banks which are rated “A-1+” by S&P and “P-1” by Moody’s) of an amount of funds equal to the amount of such Prepayment or reduction (or failed Borrowing) for the period from the date of such Break Funding Event to but excluding the next Payment Date or (ii) if such Holder is able to terminate the funding source associated with such Break Funding Event before its scheduled maturity date, any costs associated with such termination. A certificate of any Holder setting forth any amount or amounts that such Holder is entitled to receive pursuant to this Section 3.08(d), and the calculation of such amount or amounts, shall be delivered to the Issuer, the Collateral Manager, the Trustee and the Class A-2 Note Agent and shall be conclusive absent manifest error. The Issuer shall pay such Holder the amount shown as due on any such certificate on the Payment Date following the Due Period in which such certificate is received by the Collateral Manager, the Class A-2 Note Agent and the Trustee.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES; RATING CRITERIA

4.01.	Representations and Warranties

The Issuer represents and warrants to the Holders, the Collateral Manager, the Class A-2 Note Agent and the Trustee as of the Closing Date and as of each date an Advance is made that:

(a) The Issuer is a Delaware statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §3801 et seq., as it may be amended from time to time, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Issuer has duly authorized by all necessary action the execution, delivery, hereof and the performance of its obligations hereunder and under the Class A-2 Notes and the Indenture and the other Transaction Documents to which it is a party, and neither the execution and delivery hereof nor the performance of its obligations hereunder or thereunder does or will (i) require any approval of its equity holders or any approval or consent of any trustee or holders of any of its debt or obligations, except such as have been duly obtained, (ii) violate any law, statute, order, rule, regulation or other governmental rule of any court, federal or state legislature or regulatory body, administrative agency or other governmental instrumentality applicable to or binding on it or any of its properties (assuming the accuracy of the Holder’s representations and warranties contained herein and compliance with the covenants herein) or (iii) contravene or result in any breach of or constitute any default under, or result in the creation of any lien, charge or encumbrance upon any of its property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, loan or credit agreement, charter, by-law, partnership agreement, operating agreement or other agreement or document to which it is a party or by which it or any of its properties are bound.

(c) The Issuer has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party, and this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(d) There are no pending actions, suits or proceedings against or affecting the Issuer or properties of the Issuer that, if determined adversely to the Issuer, would individually or in the aggregate have a material adverse effect on the Issuer, or would materially and adversely affect the ability of the Issuer to perform its obligations under this Agreement, the Indenture or the Class A-2 Notes; and no such actions, suits or proceedings are, to the Issuer’s knowledge, threatened or contemplated.

(e) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court (other than any governmental or other consents that have already been obtained by the Issuer and that are in full force and effect) is required for the consummation of the transactions contemplated by this Agreement.

(f) Assuming the accuracy of the Holder’s representations and warranties in this Agreement and compliance with its agreements herein and with the legends and transfer restrictions contained in the Offering Circular (and the accuracy of the representations and warranties of other purchasers of the Notes and their compliance with their purchase agreements and the applicable legends and transfer restrictions contained in the Offering Circular), the Issuer is not, and upon the issuance and sale of the Notes as contemplated by the Offering Circular and the application of the net proceeds therefrom as described in the Offering Circular will not be, required to register as an “investment company” as such term is defined in the Investment Company Act.

(g) It has timely filed or caused to be filed all tax returns and reports required to have been filed and has timely paid or caused to be paid all taxes required to have been paid by it where the failure to do so could reasonably be expected to result, singularly or in the aggregate, in a material adverse effect.

(h) No Event of Default has occurred and is continuing.

4.02.	Several Representations and Covenants of Each Holder and Each Committed Liquidity Provider

Each Holder and each Committed Liquidity Provider severally represents and warrants as of each date it shall acquire any interest in, or fund any Advance (including the date that such Note Purchaser shall become a party hereto pursuant to an Assignment and Acceptance) (other than with respect to the representation and warranty set forth in Section 4.02(c) which such representation and warranty shall be made as of the date hereof) and covenants (as to itself only and as to no other Holder) to the Issuer and the Class A-2 Note Agent that:

(a) it is an entity duly organized and validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization; it has the organizational power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary organizational action to authorize such execution, delivery and performance; such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets and do not violate or conflict with in any material respect any material contractual restriction binding on or affecting it or any of its assets; all governmental and other consents that are required to have been obtained by it with respect to the execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; it has duly executed and delivered this Agreement and its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(b) each of the representations and warranties set forth on Schedule 4.02 is true, correct and complete;

(c) it satisfies the Rating Criteria, and acknowledges and agrees that, if it shall at any time fail to comply with the Rating Criteria, it shall be subject to Section 4.03 hereof.

4.03.	Rating Criteria Failure; Borrowing Defaults.

(a) If at any time a Holder shall fail to comply with the Rating Criteria, it shall promptly (but in no event later than 5 Business Days after such Holder or such Committed Liquidity Provider, as applicable, receives notice or otherwise becomes aware thereof) notify the Issuer, the Rating Agencies, the Class A-2 Note Agent and the Trustee thereof. Such Holder shall, within 25 days of such failure to satisfy the Rating Criteria, either transfer all of its rights and obligations in respect of the Class A-2 Notes to another entity that meets the Rating Criteria in accordance with the provisions specified in Section 7.03(b) (and the replaced Holder and any Committed Liquidity Provider with respect thereto agrees to cooperate with all reasonable requests of the Issuer (or the Collateral Manager on behalf of the Issuer) for the purpose of effecting such transfer) or, subject to Ratings Confirmation, have its funding obligation guaranteed by another entity meeting the Rating Criteria. If such Holder does not effect such transfer or obtain such guaranty within such 25 day period, then such Holder shall within five days thereafter (unless, before the expiry of such five days, it shall have effected such transfer or obtained such guaranty) (at such Holder’s cost) deposit with the Trustee cash in an aggregate amount equal to the full amount of such Holder’s unfunded commitment (such deposit, a “Downgrade Advance”). The Downgrade Advance shall constitute a Borrowing and shall accrue interest and other applicable fees as any other Draw hereunder and under the Indenture. On any date on which the cash transferred to the Trustee from a Downgrade Advance exceeds the full amount of such Holder’s commitment, the Trustee shall remit to such Holder the amount of such excess cash. For the avoidance of doubt, the sole remedy available to the Issuer for the Holder’s failure to effect such transfer or obtain such entity shall be to make a Downgrade Advance.

(b) Each Holder or Committed Liquidity Provider, as applicable, acknowledges and agrees that if at any time it fails to fund any portion of a Borrowing as required under Article 3 of this Agreement, following the second Business Day following such Holder’s receipt of notice of such default from the Issuer (taking into account the terms of Section 7.03(f)) (any such Holder or Committed Liquidity Provider, as applicable, following such second Business Day, a “Defaulting Holder”), any payments of principal of or interest on any outstanding Advance and any Class A-2 Commitment Fee, that would otherwise be payable to such Defaulting Holder under this Agreement and the Indenture shall, until such Defaulting Holder is replaced by another entity that meets the Rating Criteria and satisfies such Defaulting Holder’s failed funding obligation, be deposited into a Holder Subaccount with respect to such Holder as provided in Section 4.03(c)(ii) and Section 10.02 of the Indenture and such Holder Subaccount shall be governed by the terms of the Indenture.

(c) The deposit of cash to a Holder Subaccount by any Holder or Committed Liquidity Provider, as applicable, shall not constitute a Borrowing by the Issuer and shall not constitute a utilization of the Commitment of such Holder, and the funds on deposit in a Holder Subaccount shall not constitute principal outstanding under a Class A-2 Note. Each Holder or Committed Liquidity Provider, as applicable, that has had payments deposited into a Holder Subaccount pursuant to Section 4.03(b) agrees that from and after the date of such deposit and until the related Holder Subaccount Termination Date (i) the obligation of such Holder or

Committed Liquidity Provider, as applicable, to make any Advance shall be satisfied by the Collateral Manager withdrawing funds (and the Collateral Manager will provide prior or contemporaneous notice of any such withdrawal to the Class A-2 Note Agent) from such Holder Subaccount (provided that such Holder or Committed Liquidity Provider, as applicable, shall remain obligated in respect of such Advance to the extent the amount thereof exceeds the amount on deposit in such Holder Subaccount), (ii) all payments of principal (and, if such Holder or such Committed Liquidity Provider, as applicable, is a Defaulting Holder, interest) with respect to any Advances (and, if such Holder or such Committed Liquidity Provider, as applicable, is a Defaulting Holder, any Class A-2 Commitment Fees payable to such Holder or such Committed Liquidity Provider, as applicable) shall be made by depositing the related funds into such Holder Subaccount and (iii) the Collateral Manager shall have full authority to withdraw funds (and the Collateral Manager will provide prior notice of any such withdrawal to the Class A-2 Note Agent) from such Holder Subaccount at the time of, and in connection with, the making of any Advance or any payment described in the foregoing clauses of this Section 4.03(c) and to deposit funds (with prior or contemporaneous notice of any such deposit to the Class A-2 Note Agent) into such Holder Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement and in the Indenture. After the Holder Subaccount Termination Date for any Holder and any Committed Liquidity Provider with respect thereto (subject to the terms of Section 10.02(k) of the Indenture), all funds then held in the related Holder Subaccount shall be withdrawn from such Holder Subaccount and remitted to such Holder or such Committed Liquidity Provider, as applicable, and thereafter all payments of principal and interest with respect to Advances made by such Holder or such Committed Liquidity Provider, as applicable, shall be paid directly to such Holder or such Committed Liquidity Provider, as applicable. The Trustee shall promptly (at the written direction (which may be in the form of standing instructions) of such Holder or Committed Liquidity Provider, as applicable) invest any amounts on deposit in any Holder Subaccount in securities which satisfy the definition of Eligible Investments maturing on the day following the date of acquisition thereof. In the absence of such direction from such Holder or such Committed Liquidity Provider, such funds will remain uninvested. Investment earnings received during each Due Period in respect of such Eligible Investments in a Holder Subaccount will be paid to the applicable Holder or Committed Liquidity Provider, as applicable, on the related Payment Date so long as it is not a Defaulting Holder at such time, and otherwise shall be deposited into such Holder Subaccount. If at any time the amount on deposit in the respective Holder Subaccount is greater than the amount of such Holder’s Unfunded Commitment, any such excess amount shall be released to the Holder.

ARTICLE 5 – CONDITIONS

5.01.	Closing Date Conditions

The obligations of the Holders to make Advances shall not become effective until the date on which the Indenture is executed and delivered and the Notes are duly authorized, issued, authenticated and delivered thereunder.

The purchase of the Class A-2 Note on the Closing Date and the obligation of each Holder to make an Advance on the occasion of the initial Borrowing pursuant to Article 3 of this

Agreement is subject to the satisfaction of the following conditions (in addition to the conditions specified in Section 5.02):

(a) All of the conditions precedent in the Indenture shall have been satisfied or waived in accordance with the terms thereof.

(b) Each of the statements referred to in Section 5.02(a) hereof shall be true (as if a Borrowing shall occur on the Closing Date), other than the condition set forth in clause (5) of the definition of “Class A-2 Borrowing Conditions”, and the Class A-2 Note Agent (with a copy to the Class A-2 Noteholders) shall have received a certificate, dated the Closing Date, of an appropriate officer of the Collateral Manager in which such officer shall (to the best of such officer’s knowledge) certify to such effect.

(c) The Class A-2 Notes shall have been duly executed by the Issuer, authenticated by the Authentication Agent and delivered to the Class A-2 Note Agent for the benefit of the Initial Holders.

5.02.	Conditions to Advances

The obligation of each Holder to make an Advance on the occasion of any Borrowing pursuant to Article 3 of this Agreement is subject to the satisfaction of the following conditions:

(a) each of the Class A-2 Borrowing Conditions is satisfied; and

(b) each of this Agreement, the Indenture and the Class A-2 Notes is in full force and effect.

Except for a Borrowing made as contemplated under Section 5.03, each Borrowing shall be deemed to constitute a representation and warranty by the Issuer on the date thereof as to the satisfaction of the Class A-2 Borrowing Conditions.

5.03.	Obligations Unconditional

Notwithstanding the failure to satisfy the conditions in clauses (1) and (4) of the Class A-2 Borrowing Conditions, the Holders shall be obligated to make Advances to the Issuer in connection with Borrowings to fund Exposure Amounts or to set aside funds therefor in the Exposure Reserve Account, subject only to certain limited exceptions related to the bankruptcy or insolvency of the Issuer or the pool of Collateral becoming required to be registered under the Investment Company Act; provided that the Issuer must first apply amounts standing to the credit of the Exposure Reserve Account to fund Exposure Amounts under such circumstances.

ARTICLE 6 – THE CLASS A-2 NOTE AGENT

6.01.	Appointment

The Issuer hereby irrevocably appoints the Class A-2 Note Agent as its agent and authorizes the Class A-2 Note Agent to take such actions on its behalf and to exercise such powers as are delegated to the Class A-2 Note Agent by the terms hereof and of the Indenture, together with such actions and powers as are reasonably incidental thereto.

6.02.	Certain Duties and Responsibilities

(a) The Class A-2 Note Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Class A-2 Note Agent.

(b) Upon certificates and other notices furnished to the Class A-2 Note Agent and conforming to the requirements of this Agreement, the Class A-2 Note Agent may, in the absence of gross negligence, willful misconduct or bad faith on its part, conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein. Neither the Class A-2 Note Agent nor any of its affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Holders representing a majority of the Commitments (and to the extent required under the Transaction Documents, the Issuer or Collateral Manager on behalf of the Issuer) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Class A-2 Note Agent nor any of its affiliates, directors, officers, agents or employees shall be responsible or have any duty to ascertain, inquire or verify: (x) any statement, warranty or representation made in connection with this Agreement, any of the other Transaction Documents or any Borrowing hereunder, (y) the performance or observation of any of the covenants or agreements of the Issuer or (z) the validity, effectiveness or genuineness of this Agreement, the Indenture or any instrument or writing furnished in connection herewith. The Class A-2 Note Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, fax, electronic messaging or similar writing) reasonably believed by it to be genuine or signed by the proper party or parties.

(c) No provision of this Agreement shall be construed to relieve the Class A-2 Note Agent from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this subsection shall not be construed to limit the effect of subsections (a) and (b) of this Section 6.02;

(ii) the Class A-2 Note Agent shall not be liable for any error of judgment made in good faith by an officer, unless it shall be proven that the Class A-2 Note Agent was grossly negligent in ascertaining the pertinent facts;

(iii) no provision of this Agreement shall require the Class A-2 Note Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, unless such risk or liability relates to performance of its ordinary services under this Agreement; and

(iv) anything in this Agreement notwithstanding, in no event shall the Class A-2 Note Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Class A-2 Note Agent has been advised of such loss or damage and regardless of the form of action.

(d) For all purposes under this Agreement, the Class A-2 Note Agent shall not be deemed to have notice or knowledge of any Event of Default unless an officer of the Class A-2 Note Agent has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default is received by the Class A-2 Note Agent.

(e) Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Class A-2 Note Agent shall be subject to the provisions of this Section 6.02.

6.03.	Compensation

(a) Subject to Section 7.12, the Issuer agrees:

(i) to pay the Class A-2 Note Agent on each Payment Date the Class A-2 Note Agent Fee for all services rendered by it hereunder;

(ii) except as otherwise expressly provided herein, to reimburse the Class A-2 Note Agent (subject to any written agreement between the Issuer and the Class A-2 Note Agent) forthwith upon its request for all reasonable fees and expenses (including attorneys’ fees) incurred or made by the Class A-2 Note Agent in accordance with any provision of this Agreement; and

(iii) to indemnify the Class A-2 Note Agent and its affiliates, officers, directors, employees and agents (collectively, “Indemnified Persons”), and to hold them harmless against, any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on their part, arising out of or in connection with the exercise or performance of any of the Class A-2 Note Agent’s obligations or duties under this Agreement, including the reasonable costs and expenses of defending themselves against any claim or liability in connection therewith (collectively “Losses”);

provided that (x) such amounts described in clauses (i), (ii) and (iii) above shall be payable on each Payment Date only to the extent that funds are available for such purpose in accordance with the Priority of Payments and (y) any such amounts that are not paid in full on any Payment Date shall be deferred and shall be payable on a subsequent Payment Date to the extent funds are available for such purpose in accordance with the Priority of Payments. The indemnification obligations of the Issuer shall survive termination of this Agreement.

(b) The Class A-2 Note Agent shall, subject to Section 7.12 and the Priority of Payments, receive amounts pursuant to this Section 6.03 and Section 11.01 of the Indenture only to the extent that the payment thereof will not result in an Event of Default, and the failure to pay such amounts to the Class A-2 Note Agent shall not, by itself, constitute an Event of Default. The Class A-2 Note Agent hereby agrees not to cause the filing of a petition in bankruptcy against the Issuer for the non-payment to the Class A-2 Note Agent of any amounts provided by this Section 6.03 until at least two years and one day, or if longer the applicable preference period then in effect, after the payment in full of all the Secured Notes issued under the Indenture.

6.04.	Resignation and Removal; Appointment of a Successor

(a) No resignation or removal of the Class A-2 Note Agent and no appointment of a successor Class A-2 Note Agent pursuant to this Article 6 shall become effective until the appointment by the successor Class A-2 Note Agent under Section 6.05 becomes effective.

(b) The Class A-2 Note Agent may resign at any time by giving written notice thereof to the Issuer, the Collateral Manager, the Holders, the Trustee and each Rating Agency.

(c) The Class A-2 Note Agent may be removed at any time by the Issuer by giving written notice thereof to the Class A-2 Note Agent, the Trustee, the Collateral Manager and to the Holders. The Holders representing a majority of the Commitments may, by notice to the Issuer, require the Issuer to remove the Class A-2 Note Agent at any time.

(d) If at any time the Class A-2 Note Agent shall become incapable of acting or shall be adjudged as bankrupt or insolvent, or a receiver or liquidator of the Class A-2 Note Agent or of its property shall be appointed, or any public officer shall take charge or control of the Class A-2 Note Agent or of all or a substantial part of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case (subject to Section 6.04(e)), (i) the Issuer, by Issuer Order, shall remove the Class A-2 Note Agent, or (ii) any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction to compel the Issuer to remove the Class A-2 Note Agent and appoint a successor Class A-2 Note Agent.

(e) If the Class A-2 Note Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Class A-2 Note Agent for any reason, the Issuer, by Issuer Order, shall promptly appoint a successor Class A-2 Note Agent. If the Issuer shall fail to appoint a successor Class A-2 Note Agent within 60 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Class A-2 Note Agent may be appointed by the Collateral Manager or by Holders representing a majority of the Commitments at such time upon written notice delivered to the Issuer and the retiring Class A-2 Note Agent. The successor Class A-2 Note Agent so appointed shall, forthwith upon its acceptance of such appointment, become the successor Class A-2 Note Agent and supersede any successor Class A-2 Note Agent proposed by the Issuer. If no successor Class A-2 Note Agent shall have been so appointed by the Issuer or such Holders and shall have accepted appointment in the manner hereinafter provided, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Class A-2 Note Agent.

(f) The Issuer shall give prompt notice of each resignation and each removal of the Class A-2 Note Agent and each appointment of a successor Class A-2 Note Agent by mailing written notice of such event by first class mail, postage prepaid, to the Trustee, each Rating Agency, the Collateral Manager and to the Holders as their names and addresses appear in the

Class A-2 Note Register. Each notice shall include the name and address of the successor Class A-2 Note Agent. If the Issuer fails to mail such notice within ten days after acceptance of appointment by the successor Class A-2 Note Agent, the successor Class A-2 Note Agent shall cause such notice to be given at the expense of the Issuer.

(g) Notwithstanding the foregoing, the Class A-2 Note Agent may resign its duties hereunder without any requirement that a successor Class A-2 Note Agent be obligated hereunder and without any liability for further performance of any duties hereunder upon at least 30 days’ prior written notice to the Issuer and the Holders of termination upon the occurrence of any of the following events and the failure to cure such event within such 30 day notice period: (i) failure of the Issuer to pay any of the Class A-2 Note Agent Expenses or (ii) failure of the Issuer to provide any indemnity payment or expense reimbursement to the Class A-2 Note Agent required under this Agreement of the receipt by the Issuer of a written request for such payment or reimbursement.

6.05.	Acceptance of Appointment by Successor

Every successor Class A-2 Note Agent appointed hereunder shall execute, acknowledge and deliver to the Issuer and the retiring Class A-2 Note Agent an instrument accepting such appointment with immediate effect. Upon delivery of the required instrument, the resignation or removal of the retiring Class A-2 Note Agent shall become effective and such successor Class A-2 Note Agent, without any other act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of the retiring Class A-2 Note Agent; save that, upon request of the Issuer or the successor Class A-2 Note Agent, such retiring Class A-2 Note Agent shall, upon payment of its fees and expenses then unpaid, execute and deliver an instrument transferring to such successor Class A-2 Note Agent all the rights, powers and trusts of the retiring Class A-2 Note Agent.

ARTICLE 7 – MISCELLANEOUS

7.01.	Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein (including each consent, notice, direction or request) shall be in writing and shall be delivered by hand, electronic messaging system or overnight courier service or sent by fax, as follows:

(a) if to the Issuer, the Collateral Manager or the Trustee, at its address, fax number or e-mail address set forth in the Indenture;

(b) if to the Class A-2 Note Agent, at its address, fax number or e-mail address set forth on Schedule 3.01 or at such other address as shall be designated by the Class A-2 Note Agent in a notice to the Issuer, each Holder, the Trustee and the Collateral Manager; and

(c) if to any Holder, at its address, fax number or e-mail address set forth on Schedule 3.01 (in the case of any Initial Holder) or in the Assignment and Acceptance delivered by it; or at such other address as shall be designated by a Holder in a notice to the Issuer, the Class A-2 Note Agent, the Trustee and the Collateral Manager.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

7.02.	Waivers; Amendments

(a) No waiver of any provision of this Agreement or consent to any departure by the Issuer herefrom shall in any event be effective unless the same shall be permitted by Section 7.02(b) and the Rating Condition (but solely with respect to S&P) is satisfied with respect thereto, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Manager, the Trustee, the Class A-2 Note Agent, any Holder or any other Noteholder may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Manager on behalf of the Issuer and each of the Holders except as otherwise expressly provided in Section 7.02(c); provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Trustee, the Class A-2 Note Agent or of the Collateral Manager, as applicable, hereunder or in respect hereof without the prior written consent of the Trustee or of the Collateral Manager, as applicable. Prior to entering into any amendment, waiver or modification to this Agreement, the Rating Condition shall be satisfied with respect thereto. Subject to the foregoing, the Collateral Manager on behalf of the Issuer shall give written notice to each Rating Agency and the Trustee of any waiver, amendment or modification of any provision of this Agreement.

(c) No waiver, amendment or modification of the Indenture or any other agreement referred to herein or therein to which the Issuer is a party (other than this Agreement) shall affect any of the rights or obligations under this Agreement of the parties hereto unless such waiver, amendment or modification is effected in accordance with the applicable provisions of this Agreement and the Indenture; provided that no such waiver, amendment or modification shall increase the Maximum Commitment, or extend the term of any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, without the consent of each of the Holders of Class A-2 Notes.

(d) A failure or delay in exercising any right, power or privilege in respect of this Agreement shall not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege shall not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

7.03.	Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and transferees.

(b) The Issuer may not assign or delegate any of its rights or obligations under this Agreement without the prior consent of each Holder, the Class A-2 Note Agent, the Trustee and the Collateral Manager, provided that the Issuer is Granting all of its rights under this Agreement to the Trustee pursuant to the Indenture. No Holder may assign or delegate any of its rights or obligations under this Agreement or under any Class A-2 Notes, except that (i) any Holder may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it), provided that, in either such case, (A) any assignment by a Holder of less than all of a Class A-2 Note or the related Commitment shall be of the same ratable portion of such Class A-2 Note and the related Commitment, (B) no such assignment shall be effected unless all conditions precedent to the transfer of the relevant Class A-2 Note specified in the Indenture (including such assignee’s satisfaction of the Rating Criteria) have been satisfied and such Holder shall have received the prior written consent of the Issuer and the Collateral Manager to such assignment, such consent not to be unreasonably withheld, delayed or conditioned, and (C) no such assignment shall be effected unless the parties to such assignment shall have executed and delivered to the Class A-2 Note Agent and the Trustee (with a copy to the Collateral Manager) a duly completed Assignment and Acceptance and (ii) any Holder that is entitled under a Liquidity Facility to borrow loans from, or sell all or a portion of Class A-2 Notes or interests therein to, Liquidity Providers may assign its rights hereunder and under the Class A-2 Notes and/or delegate to the related Liquidity Providers, and such Liquidity Providers may severally agree to each perform their ratable share (determined in accordance with their respective commitments under the relevant Liquidity Facility) of, all of the Holder’s obligations hereunder or under the Class A-2 Notes; provided that each related Liquidity Provider which will be a Committed Liquidity Provider either executes and delivers a signature page hereto or enters into an Assignment and Acceptance agreeing to be a Committed Liquidity Provider hereunder. Upon acceptance and recording pursuant to Section 7.03(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Holder or of a Committed Liquidity Provider, as applicable, under this Agreement, and the assigning Holder thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Holder’s rights and obligations under this Agreement and in respect of Class A-2 Notes, such Holder shall cease to be a party hereto).

(c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Holder and an assignee and/or delegee, the Note Registrar shall accept such Assignment and Acceptance and record the information contained therein in the Class A-2 Note Register. No such assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Class A-2 Note Register as provided in this paragraph.

(d) Any Holder may at any time Grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Holder, including any such Grant to a Federal Reserve Bank, and this Section 7.03 shall not apply to any such Grant of a security interest; provided that no such Grant of a security interest shall release a Holder from any of its obligations hereunder or substitute any such assignee for such Holder as a party hereto.

(e) Notwithstanding anything in Section 7.03(b) to the contrary, any Holder may delegate its obligations hereunder in respect of any Class A-2 Note held by such Holder to its Liquidity Providers; provided that (i) each such Liquidity Provider which will be a Committed

Liquidity Provider either executes and delivers a signature page hereto or enters into an Assignment and Acceptance Agreement pursuant to which it agrees to be a Committed Liquidity Provider hereunder and accordingly agrees to fund Advances requested by the Issuer under the Class A-2 Notes of the related Holder, (ii) such delegation shall be effected ratably according to the respective commitments under the Liquidity Facility of the Liquidity Providers, (iii) notwithstanding such delegation, such Holder may, in its sole discretion, continue to perform the obligations so delegated (and the Liquidity Providers shall have no right to perform such obligations in the event such Holder performs such obligations) and (iv) subject to the immediately preceding clause (iii), the rights and obligations of the parties hereto in respect of any Advances made by such Holder hereunder shall not be affected by such delegation. Any such delegation shall also be subject to the several agreement of the Liquidity Providers (for the express benefit of such Holder, the Issuer, the Class A-2 Note Agent, the Collateral Manager and the Trustee) to be included in their respective Assignment and Acceptance Agreements to perform all of the obligations of such Holder hereunder delegated to the Liquidity Providers as provided in the foregoing sentence, with each Liquidity Provider agreeing to perform only its ratable share of such obligations as so provided. With respect to Advances made by the Liquidity Providers in accordance with the delegation provided above, the Liquidity Providers shall be subrogated, severally and ratably in accordance with their respective commitments under the Liquidity Facility, to the rights of the relevant Holder against the Issuer in respect of the related Class A-2 Note and under the Indenture.

(f) Notwithstanding anything in Section 3.01 or Section 7.03(b) to the contrary, if any Holder party hereto elects to be subject to this Section 7.03(f), then such Holder (unless it is maintaining a Holder Subaccount as provided in Section 4.03(a)) shall not be obligated to make Advances hereunder except as provided in Section 3.01(b)(i); provided that such Holder shall have in effect at all times (unless it is maintaining a Holder Subaccount as provided in Section 4.03(a) for the full amount of its Unfunded Commitment) a Liquidity Facility with one or more Liquidity Providers pursuant to which such Liquidity Providers are obligated (ratably according to their respective commitments under the Liquidity Facility), to make loans to, or acquire interests in assets of, such Holder in an aggregate principal amount up to the aggregate stated principal amount at such time Outstanding of Class A-2 Notes held by such Holder (such a Liquidity Provider a “Committed Liquidity Provider”) and each such Committed Liquidity Provider has agreed (for the express benefit of such Holder, the Issuer, the Class A-2 Note Agent, the Collateral Manager and the Trustee) to be a Committed Liquidity Provider hereunder and accordingly agrees to fund Advances directly to the Issuer as requested by the Issuer under the Class A-2 Notes of the related Holder. Any Committed Liquidity Provider shall evidence such agreements by either executing and delivering a signature page hereto or by entering into an Assignment and Acceptance Agreement. Notwithstanding the foregoing, such Holder may, in its sole discretion, elect, from time to time, to fund any Advance requested by the Issuer in respect of any Class A-2 Note held by such Holder. With respect to Advances made by the Liquidity Providers under the Liquidity Facility as contemplated by this Section 7.03(f) at the request of the Issuer on behalf of such Holder, the Liquidity Providers for such Holder shall be subrogated, severally and ratably in accordance with their respective commitments under the Liquidity Facility, to the rights of such Holder against the Issuer in respect of the related Class A-2 Notes and under the Indenture. Any such Holder that elects to enter into a Liquidity Facility as contemplated by and to be subject to this Section 7.03(f) shall indicate such Holder’s election on Schedule 3.01 at the time it first becomes a Holder and shall provide an original executed signature page to this Agreement (in the case of a Committed Liquidity Provider that becomes a party hereto on the Closing Date) or an original executed copy of each Assignment and Acceptance Agreement, in each case, executed by its Committed Liquidity Providers to the Issuer and the Class A-2 Note Agent with a copy thereof to the Trustee and the Collateral Manager.

(g) Without limiting the effect of Section 7.03(f), for so long as a Holder is a CP Conduit, and notwithstanding any provisions contained herein or in the Indenture, such Holder shall not, and shall not be obligated to, make any payments hereunder or under the Indenture (except with respect to funding Borrowings as and to the extent required under this Agreement), unless such Holder has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and, after giving effect to such payment, either (i) the Holder could issue commercial paper notes to refinance all of such Holder’s outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the governing documents governing such Holder’s commercial paper program or (ii) all of such Holder’s commercial paper notes are paid in full. Any amount which the Holder does not fund pursuant to the operation of this paragraph shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or obligation of such Holder for any such insufficiency.

7.04.	Survival

All covenants, agreements, representations and warranties made by the Issuer herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Trustee, the Collateral Manager, the Class A-2 Note Agent or any Holder may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Class A-2 Note or any amount payable under this Agreement or the Indenture in respect of any Class A-2 Note is outstanding and unpaid and so long as the Commitments have not expired or terminated.

7.05.	Counterparts; Integration; Effectiveness

This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any Liquidity Facility and the Indenture constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Issuer, the Class A-2 Note Agent and the Initial Holders party hereto and when the Issuer shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or by electronic messaging shall be effective as delivery of a manually executed counterpart of this Agreement.

7.06.	Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

7.07.	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial Right.

(a) THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THE FOREGOING SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW §§ 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAW.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 7.12, nothing in this Agreement shall affect any right that the Class A-2 Note Agent or any Holder may otherwise have to bring any action or proceeding relating to this Agreement against the Issuer or their properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of Section 7.07(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.08.	Benefits of Indenture and this Agreement

(a) The Issuer hereby acknowledges and confirms that each representation, warranty, covenant and agreement made pursuant to the Indenture by it is also made herein to the Trustee, all for the benefit and security of the Noteholders of the Secured Notes (including the Holders of the Class A-2 Notes) as provided in the Indenture.

(b) Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns and the Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

7.09.	Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

7.10.	No Proceedings

Each of the parties hereto hereby agrees (which agreement shall, pursuant to the terms of this Agreement, be binding upon their respective successors and assigns) that they shall not in respect of any Transaction Document or the transactions contemplated therein institute against, or join any other Person in instituting against, any Holder which is a CP Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day (or, if longer, the applicable preference period then in effect) after the latest maturing commercial paper note or other debt obligation issued by such Holder is paid, provided that the foregoing shall not limit the rights of the Issuer to take any such action with respect to any Liquidity Provider to which the obligations of such Holder have been delegated in accordance with Section 7.03(e) and (f). The provisions of this Section 7.10 shall survive the termination of this Agreement.

7.11.	Recourse Against Certain Parties

No recourse under or with respect to any obligation, covenant or agreement of any Holder shall be had against any incorporator, stockholder, affiliate, officer, member, manager, partner, employee or director of such Holder, as such, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Holder contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Holder, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, officer, member, manager, partner, employee or director of such Holder, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Holder contained in this Agreement or in any other such instrument, document or agreement, or which are implied therefrom, and that any and all personal liability of every such incorporator, stockholder, Affiliate, officer, employee, member, manager, partner or director of such Holder for breaches by such Holder of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 7.11 shall survive the termination of this Agreement.

7.12.	Non-Petition; Non-Recourse Obligations

Each Holder agrees that it shall not cause the filing of a petition in bankruptcy against the Issuer in any jurisdiction for any amounts due hereunder until at least one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all the Notes issued under the Indenture. The Class A-2 Notes and all obligations of the Issuer under this Agreement are non-recourse obligations of the Issuer. The Class A-2 Notes and all of the other obligations of the Issuer under this Agreement are payable solely from the Collateral and other Collateral pledged by the Issuer to secure the Secured Notes subject to the availability of funds for such purpose in accordance with the Priority of Payments established under the Indenture and, following realization of the Collateral, any claims against the Issuer shall be extinguished and shall not thereafter revive. None of the securityholders, stockholders, beneficial owners, members, managers, officers, directors, employees, partners or incorporators of the Issuer, the Collateral Manager, the Initial Purchasers, the Placement Agent, the Class A-2 Note Agent, the Trustee, any of their respective affiliates and any other person or entity shall be obligated to make payments on the Notes. Consequently, the Holders of the Notes must rely solely on amounts received in respect of the Collateral pledged to secure the Secured Notes for the payment of principal thereof and interest, Class A-2 Commitment Fee and all other amounts owing thereon. The provisions of this Section 7.12 shall survive the termination of this Agreement.

7.13.	Disclosure

Each Holder and the Class A-2 Note Agent shall (subject to the terms of the Indenture) be permitted to disclose information (a) to such of its officers, directors, employees, attorneys and accountants, Liquidity Providers and rating agencies as need to know such information in connection with its participation in any of the transactions or the administration of or litigation concerning this Agreement; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental authority; (c) to the extent such information (i) becomes publicly available other than as a result of a breach of this Agreement or the tortious act of a third party or (ii) becomes available to any such party on a non-confidential basis; or (d) to the extent that the Issuer shall have previously consented to such disclosure in writing. Notwithstanding anything to the contrary herein, all persons may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure does not permit disclosure of information identifying the Issuer, the Collateral Manager or any other party to the transactions contemplated hereby or the pricing (except to the extent pricing is relevant to tax structure or tax treatment) of this offering.

7.14.	[Reserved].

7.15.	Intent

Each of the parties agree and acknowledge that this Agreement is (x) a “qualified financial contract”, as that term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”) and any rules, orders or policy statements thereunder and (y) a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers as of the day and year first above written.

MCG COMMERCIAL LOAN TRUST 2006-1, as Issuer

By: Wilmington Trust Company, not in its individual capacity, but solely as owner Trustee

By:	/s/ Jeanne M. Oller
Name:	Jeanne M. Oller
Title:	Senior Financial Services Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION as Class A-2 Note Agent

By:	/s/ Joe Nardi
Name:	Joe Nardi
Title:	Vice President

BARCLAYS BANK PLC, as Class A-2 Note Holder

By:	/s/ Jess Saypoff
Name:	Jess Saypoff
Title:	Managing Director